Exhibit 99.1

Prospect Global Resources and Apollo Sign Commitment for $100 Million Investment

•                  Potash Corporation Industry veteran Jim Dietz to join Prospect Global Board as Apollo designee

DENVER, CO, November 29, 2012 — Prospect Global Resources Inc. (NASDAQ: PGRX) (“Prospect Global”) and certain affiliates of Apollo Global Management, LLC (NYSE: APO) (collectively, “Apollo”) today announced that funds managed by Apollo have signed a definitive commitment to make an $100 million investment in Prospect Global.

Prospect Global and Apollo also announced that Jim Dietz, a 42-year veteran of the chemical and fertilizer industry and the former Chief Operating Officer of Potash Corporation of Saskatchewan, the world’s largest potash producer, will be joining the board of directors of Prospect Global as Apollo’s designee. Mr. Dietz has spent 27 years of his career in the fertilizer industry, including the last 17 with Potash Corporation of Saskatchewan.  For the 10 years prior to his retirement in June 2010, he served as Chief Operating Officer of Potash Corporation, where he was responsible for all operations in the three manufacturing divisions (potash, phosphate and nitrogen) and for the execution of Potash Corporation’s capital development program, including potash greenfield and brownfield projects. Mr. Dietz has been serving as a project advisor to Apollo for the past six months and intends to make a direct personal investment in Prospect Global.

Mr. Dietz commented: “I am pleased that Apollo asked me to advise them on their investment in Prospect Global and look forward to joining Prospect Global’s board.  Pat Avery has assembled a solid management team, and Prospect Global has been working with a world class group of experienced contractors and consultants.  I am excited to have the opportunity to work with Prospect Global and to help Prospect Global achieve its objectives.”

Mr. Avery said: “It’s incredibly gratifying that a high-caliber executive like Jim Dietz is joining our board.  Jim will help strengthen Prospect Global given his significant potash mining experience and global network of contacts and relationships.  Apollo also brings a worldwide network of potential customers, corporate partners, financial sources and experienced operating partners. Such strong ties within the mining industry will prove especially valuable after the transaction closes and three more Apollo designees join the board.”

Mr. Avery added: “Prospect Global has a very attractive undeveloped underground potash mining deposit in the United States.  We have solid geology, a detailed plan for permitting, great infrastructure and a strategic location for domestic and international potash markets.  Our next task is completing the final stages of our Definitive Feasibility Study, which we expect to occur in the second quarter of 2013.  Apollo’s commitment as a long term cornerstone investor, which is being made following the completion of extensive due diligence by its investment team, its technical advisors at SRK Consulting and commercial advisors at McKinsey & Company, demonstrates confidence that Prospect Global will reach this next milestone as well as confidence in the overall project.  With respect to the debt financing required to complete the project, Prospect Global has already had discussions with a number of leading sources of international mining financing who have indicated a strong interest in providing the required project finance debt, which we expect will be around $1 billion.”

Gareth Turner, Senior Partner of Apollo, said: “Apollo is the one of the leading private equity investors in the mining industry and one of the largest alternative investment management firms in the world.  We believe American West Potash is a world-class project and are impressed with Prospect Global management’s vision and capabilities. We look forward to the next phase of Prospect Global’s development including the publication of the Definitive Feasibility Study and raising the remaining capital to complete the construction of the Holbrook mine.”

Under the terms of the financing, Apollo will purchase $100 million of seven year 10% Convertible Second Lien Notes following completion of the Definitive Feasibility Study that satisfies specified conditions, expected in the second quarter of 2013, as well as satisfaction of certain other closing conditions, including approval of the transaction by Prospect Global shareholders.  Additionally, Apollo has an option to purchase approximately 26 million shares of Prospect Global common stock at an exercise price of $2.70 per share and approximately 22 million shares of Prospect Global common stock at an exercise price of $3.25 per share (exercisable any time through the six month anniversary of the purchase of the Notes).

The Notes will have an initial conversion price of $2.70 and an annual interest rate of 10%, of which 4% would be payable in cash and 6% payable in kind in additional Notes.  The Notes will be convertible at any time by the holders and can be converted by Prospect Global upon completion of the Holbrook project and Prospect Global’s common stock trading above two times the then-conversion price for a period of time.  Apollo is currently entitled to designate one director to Prospect Global’s board of directors and, upon closing of the transaction, will be entitled to designate three additional directors.

Certain Prospect Global shareholders, including members of the Prospect Global board, management and their affiliates, who collectively own approximately 22% of Prospect Global’s voting stock, have agreed to vote to approve the transaction.  Prospect Global will hold a shareholder meeting, expected to be early in 2013, to seek approval of the Apollo transactions.  Shareholders as of the record date for the meeting will receive proxy materials from Prospect Global and should review those materials in deciding whether to vote in favor of the transactions.

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding future sales of convertible notes and common stock and the use of proceeds from such sales. Factors that could cause actual results to differ materially from projections or estimates include, among others, satisfaction of the closing conditions, including Prospect Global’s ability to complete a Bankable Feasibility Study that satisfies the conditions contemplated by this investment, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

This material is not a substitute for the proxy statement Prospect Global will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement, which will contain important information when it becomes available. The proxy statement and other documents which will be filed by Prospect Global with the Securities and Exchange Commission will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Prospect Global Resources, 1401 17th Street, Suite 1550, Denver, Colorado 80202, Attention: Investor Relations. A final proxy statement will be mailed to shareholders of Prospect Global.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Prospect Global Resources, Inc. [PGRX]:

Prospect Global Resources, Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona.

About Apollo Global Management, LLC [APO]:

Apollo Global Management, founded in 1990, is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of September 30, 2012, Apollo had assets under management of approximately $110 billion in its private equity, credit and real estate businesses, including a $1.4-billion dedicated natural-resources fund. For more information about Apollo, please visit www.agm.com.

SOURCE: Prospect Global Resources, Inc.

CONTACT: Thomas Mulligan, Sitrick And Company, 212-573-6110